As filed with the Securities and Exchange Commission on August 1, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ENTRUST, INC.

(Exact name of Registrant as specified in its charter)

Maryland	62-1670648
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, Texas 75001

(Address of principal executive offices)

Business Signatures Corporation 2002 Stock Plan

(Full title of the plan)

F. William Conner

President and Chief Executive Officer

ENTRUST, INC.

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, Texas 75001

(972) 713-5800

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,150,590 shares	(1)	$0.61	(2)	$701,859.90	$75.10

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of computing the amount of the registration fee. The weighted average exercise price of the 1,150,590 shares subject to outstanding options under the Business Signatures Corporation 2002 Stock Plan to be registered is $0.61.

EXPLANATORY NOTE

On July 19, 2006, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 19, 2006, by and among Entrust, Inc. (“Registrant”), Blazing Acquisition Corporation, Business Signatures Corporation (“BSC”) and certain other parties listed therein (the “Merger Agreement”), Blazing Acquisition Corporation, a wholly-owned subsidiary of Registrant (“Merger Sub”), merged with and into BSC, whereby the separate existence of Merger Sub ceased and BSC continued as the surviving corporation and a wholly-owned subsidiary of Registrant (the “Merger”). The Merger became effective on July 19, 2006.

Pursuant to the Merger Agreement, Registrant assumed the obligations of BSC under BSC’s 2002 Stock Plan, as amended.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information.

The information called for in this Item 1 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission. Documents containing the information called for in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

Item 2. Registration Information and Employee Plan Annual Information.

The information called for in this Item 2 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission. Documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the portions of our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 22, 2006 in connection with our 2006 Annual Meeting of Stockholders that are incorporated by reference therein.

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006.

(c) The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 24, 2006, February 23, 2006, March 23, 2006, April 6, 2006, April 25, 2006, June 7, 2006, June 19, 2006 and July 20, 2006. The Registrant specifically excludes from incorporation such information that has been furnished and not filed pursuant to Item 2.02 or Item 8.01 of the Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 24, 2006, March 23, 2006, April 6, 2006 and April 25, 2006.

(d) The description of the Registrant’s Common Stock to be offered hereby is contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 3, 1998, as amended by the Registrant’s Current Report on Form 8-K dated April 27, 2001, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference herein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-418 of the General Corporation Law of Maryland (the “Maryland Law”) provides that, unless a corporation’s charter includes a provision that restricts or limits the corporation’s right to indemnify its officers and directors, the corporation may indemnify a director or officer with respect to proceedings instituted against such director or officer by reason of his or her service in that capacity, unless the act or omission in question was material and was committed in bad faith or was the result of active and deliberate dishonesty, unless the director or officer received an improper personal benefit or unless the director or officer had reasonable cause to believe that the act or omission was unlawful. The Registrant’s Articles of Incorporation and Bylaws provide that the Registrant shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland Law and that the Registrant shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. However, nothing in the Articles of Incorporation or Bylaws of the Registrant protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of a proceeding, unless limited by charter, the Maryland Law provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Articles of Amendment and Restatement of Charter, as amended, of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

4.2	Amended and Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.4 of the Registrant’s Statement on Form S-1 filed on June 19, 1998).

4.3	Business Signatures Corporation 2002 Stock Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on August 1, 2006.

ENTRUST, INC.

By:	/s/ F. William Conner
F. William Conner
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. William Conner, David J. Wagner and James D. Kendry, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ F. William Conner F. William Conner	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	August 1, 2006

/s/ David J. Wagner David J. Wagner	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 1, 2006

/s/ Butler C. Derrick, Jr. Butler C. Derrick, Jr.	Director	August 1, 2006

Signature	Title	Date
/s/ Douglas Schloss Douglas Schloss	Director	August 1, 2006

/s/ Michael P. Ressner Michael P. Ressner	Director	August 1, 2006

/s/ Jerry C. Jones Jerry C. Jones	Director	August 1, 2006

/s/ Ray Washburne Ray Washburne	Director	August 1, 2006

/s/ Andrew Pinder Andrew Pinder	Director	August 1, 2006

ENTRUST, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Amendment and Restatement of Charter, as amended, of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

4.2	Amended and Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.4 of the Registrant’s Statement on Form S-1 filed on June 19, 1998).

4.3	Business Signatures Corporation 2002 Stock Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).